Exhibit 4.5

Joinder to Registration Rights Agreement

January 27, 2005

Lehman Brothers Inc.

Scotia Capital (USA) Inc.

RBC Capital Markets Corporation

ABN AMRO Incorporated

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10017

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of January 27, 2005, among ALH Finance LLC, a Delaware limited liability company (the “Company”), ALH Finance Corporation, a Delaware corporation (“ALH” and, together with the Company, the “Issuers”), and Lehman Brothers Inc., Scotia Capital (USA) Inc., RBC Capital Markets Corporation and ABN AMRO Incorporated (collectively, the “Initial Purchasers”) concerning the purchase of the Notes (as defined in the Registration Rights Agreement) from the Issuers by the several Initial Purchasers. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Registration Rights Agreement.

Each of Alliance Laundry Systems LLC (“ALS”) and Alliance Laundry Corporation (“ALC” and, together with ALS, the “Successor Companies”) agree that this letter agreement is being executed and delivered in connection with the issue and sale of the Notes pursuant to the Purchase Agreement.

1. Joinder of the Successor Companies. Each of the Successor Companies hereby agrees to become bound by the terms, conditions and other provisions of the Registration Rights Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as the Issuers therein and as if such party executed the Registration Rights Agreement on the date thereof.

2. Joinder of the Guarantor. The Parent hereby agrees to become bound by the terms, conditions and other provisions of the Registration Rights Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as the Parent therein and as if such party executed the Registration Rights Agreement on the date thereof.

3. Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5. Amendments. No amendment or waiver of any provision of this letter agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

6. Headings. The headings in this letter agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us a counterpart hereof, whereupon this letter agreement will become a binding agreement between the Successor Companies, the Parent and the several Initial Purchasers in accordance with its terms.

Very truly yours,

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ THOMAS F. L’ESPERANCE
Name:	Thomas F. L’Esperance
Title:	President and Chief Executive Officer

ALLIANCE LAUNDRY CORPORATION

By:	/s/ LEE L. SIENNA
Name:	Lee L. Sienna
Title:	President

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/s/ THOMAS F. L’ESPERANCE
Name:	Thomas F. L’Esperance
Title:	President and Chief Executive Officer

Accepted: January 27, 2005 LEHMAN BROTHERS INC. SCOTIA CAPITAL (USA) INC. RBC CAPITAL MARKETS CORPORATION ABN AMRO INCORPORATED

By:	LEHMAN BROTHERS INC.

By:	/s/ STEPHEN SLEIGH
Authorized Representative